News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

www.publicstorage.com

For Release	Immediately
Date	February 22, 2017
Contact	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Adds New Member to Board of Trustees

GLENDALE, California—Public Storage (NYSE:PSA) announced today the appointment of Leslie S. Heisz, 56, as an independent trustee of the Public Storage Board of Trustees effective February 23, 2017.  Ms. Heisz’s appointment expands the Board to nine trustees, six of whom are independent trustees.

Ms. Heisz has extensive experience in investment banking and finance, serving in executive-level roles at firms including Lazard Freres & Co., Wasserstein Perella & Co. and Salomon Brothers.  Since 2010, Ms. Heisz has dedicated her career to board service.  She currently serves on the boards of directors of Kaiser Permanente and Edwards Lifesciences and recently completed service to the boards of Ingram Micro Inc. and Towers Watson.  Ms. Heisz holds bachelor's and master's degrees from the University of California, Los Angeles.

"We are pleased to welcome Leslie to the Public Storage Board of Trustees," said Ronald L. Havner, Jr., Chairman and Chief Executive Officer of Public Storage. "Her diverse blend of experience across a number of industries encompassing a variety of disciplines will be a resource to our Board.”

Company Information

Public Storage, a member of the S&P 500 and FT Global 500, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At December 31, 2016, the Company had interests in 2,348 self-storage facilities located in 38 states with approximately 154 million net rentable square feet in the United States and 219 storage facilities located in seven Western European nations with approximately 12 million net rentable square feet operated under the “Shurgard” brand. The Company also owns a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space, primarily flex, multi-tenant office and industrial space, at December 31, 2016.

Additional information about Public Storage is available on the Internet. The Company’s web site is www.publicstorage.com.

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